Exhibit 99.1

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

Entertainment Distribution Company Announces Share Repurchase Program

NEW YORK – June 4, 2008 – Entertainment Distribution Company, Inc. (Nasdaq: EDCI) (“EDCI”), the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”) a global and independent provider of supply chain services to the home entertainment market, today announced that EDCI’s Board of Directors has approved the repurchase of up to 10 million shares of common stock over the next 12 months.  The repurchase program will be funded using EDCI’s available cash.  As of March 31, 2008, on a consolidated basis total unrestricted cash and short-term investments were $84.6 million, of which $54.1 million is held at EDCI and $30.5 million is held at EDC, LLC.  Common stock outstanding at March 31, 2008 was 70,158,052 shares.

Clarke H. Bailey Chairman of EDCI, stated, “Given EDCI’s substantial cash position and the current price of our common stock, the Board of Directors has determined that it is an appropriate time to move forward with a repurchase program.”

EDCI shareholders currently owning in excess of approximately 2.9 million shares, but less than 5% of the outstanding common stock, who do not sell any shares or who acquire additional shares should take careful notice of the implications of this repurchase program.  Such a shareholder could inadvertently (as a result of the company reducing the total number of shares outstanding) become a new 5% owner both impacting the Company’s Net Operating Loss Carryforward position and possibly triggering certain punitive provisions of the Company’s Shareholder Rights Plan.

Pursuant to the repurchase program EDCI intends to purchase shares of its common stock from time to time on the open market or in negotiated transactions as market and business conditions warrant, in compliance with securities laws and other legal requirements, and taking into consideration any potential impact on EDCI’s Net Operating Loss Carryforward position under Section 382 of the Internal Revenue Code.  The repurchase program may be suspended or discontinued at any time.

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About Entertainment Distribution Company
Entertainment Distribution Company, Inc. (NASDAQ: EDCI) is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K, as amended. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers; potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.